Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Advaxis, Inc. (a development stage company) of our report dated January 26, 2012, except for the last paragraph of Note 1 as to which the date is July 12, 2013, relating to our audit of the financial statements for the cumulative period from March 1, 2002 (inception) to October 31, 2011, which appear in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2013.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGLADREY LLP

New York, New York

February 17, 2014